SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934

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GSE SYSTEMS, INC.
(Name of Registrant as Specified in its Charter))

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GSE SYSTEMS, INC.
1332 Londontown Blvd., Suite 200
Sykesville, MD 21784
(410) 970-7800
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of GSE Systems, Inc. on June 11, 2013. The Annual Meeting will begin at 11:00 a.m. local time at our headquarters located at 1332 Londontown Blvd, Suite 200, Sykesville, Maryland 21784.

The business to be presented for action at the Annual Meeting is described in the Proxy Statement. We urge you to read the Proxy Statement carefully. In addition to the formal items of business, I will be available at the meeting to answer your questions.

As permitted by the rules of the Securities and Exchange Commission, we are primarily furnishing proxy materials to our stockholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive an Important Notice Regarding Availability of Proxy Materials instead of paper copies of the Proxy Statement and our Annual Report. The notice contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

We look forward to seeing you at the meeting.

Very truly yours,

Jerome I. Feldman
Chairman of the Board

GSE SYSTEMS, INC.
1332 Londontown Blvd., Suite 200
Sykesville, MD 21784

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of GSE Systems, Inc. (the “Company”) will be held on June 11, 2013, at 11:00 a.m. local time, at our headquarters located at 1332 Londontown Blvd, Suite 200, Sykesville, Maryland 21784 and thereafter as it may from time to time be adjourned, for the purposes stated below:

1. To elect three Class III directors to serve until the 2016 Annual Meeting and until their respective successors are elected and qualified;

2. To vote on a non-binding resolution to approve the Company’s executive compensation;

3.  To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP, independent registered public accountants, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013; and

4. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 19, 2013 as the record date for the Annual Meeting. Owners of the Company’s common stock at the close of business on that day are entitled to receive this notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.  Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and this Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. In addition to the formal items of business, I will be available at the meeting to answer your questions.

If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card to help us plan for the Annual Meeting.

By Order of the Board of Directors

Jeffery G. Hough
Senior Vice President, Chief Financial Officer,
Secretary & Treasurer
Sykesville, Maryland
April 30, 2013

GSE SYSTEMS, INC.
1332 Londontown Blvd., Suite 200
Sykesville, MD 21784
(410) 970-7800

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on Tuesday, June 11, 2013

GENERAL ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting (the “Annual Meeting”) of stockholders of GSE Systems, Inc. (the “Company”) to be held on Tuesday,  June 11, 2013 at 11:00 a.m. local time at our headquarters located at 1332 Londontown Blvd., Suite 200, Sykesville, Maryland 21784.  Proxies are hereby being solicited by the board of directors.  The notice of the Annual Meeting will be mailed to stockholders on or about May 2, 2013.

Electronic Document Delivery

Why didn’t I receive paper copies of the proxy materials in the mail?

As permitted by the rules of the Securities and Exchange Commission (“SEC”), we are now primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the Proxy Statement and the Annual Report to each shareholder. If you received only an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

Annual Meeting Business

What proposals will be addressed at the Annual Meeting?

We will address the following proposals at the Annual Meeting:

1.	Election of three Class III directors;
2.	Approval of an advisory resolution to approve the Company’s executive compensation;
3.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accountants; and
4.	Any other matters properly brought before the meeting.

Our Board unanimously recommends that the stockholders vote FOR the following nominees for Class III director:  James A. Eberle, Jerome I. Feldman and Christopher D. Sorrells and FOR proposals 2 and 3.

What vote is required to approve each proposal?

Proposal 1:  Election of Directors.  Directors are elected by a plurality. There are three Class III directors to be elected at the Annual Meeting.  Thus, the persons receiving the three highest number of votes will be elected as Class III directors.  Abstentions and broker non-votes have no impact on the outcome of the election of directors.  The nominees for director are James A. Eberle, Jerome I. Feldman and Christopher D. Sorrells.

Proposal 2:  Approval of a Non-binding Resolution to Approve the Company’s Executive Compensation.  The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and, therefore, will not affect the outcome of the voting for this proposal.  This proposal is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results.

Proposal 3:  Ratification of Appointment of Independent Registered Public Accounting Firm.  The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and, therefore, will not affect the outcome of the voting for this proposal.

The Company will continue its long-standing practice of holding the votes of all stockholders in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert and defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management.

What affect do abstentions and broker non-votes have on the outcome of the proposals?

Shares that abstain from voting as to a particular matter and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting for purposes of conducting business, but will not be counted as votes cast on such matter.  Accordingly, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the voting for any of the proposals.

Voting And Proxies

Who may vote at the Annual Meeting?

All of the holders of record of GSE Systems Common Stock at the close of business on April 19, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 18,373,183 shares of Common Stock outstanding and entitled to vote.

How many votes do I have?

You are entitled to cast one vote for each share of GSE Systems Common Stock (“Common Stock”) owned by you on the Record Date on all matters properly brought before the Annual Meeting.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your name with Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”)), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on the Notice or if you received a proxy card, by following the instructions on the proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: If you received your proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. local time on June 10, 2013. Internet or telephone voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the Annual Meeting even if you have previously voted by proxy. If you are present at the Annual Meeting and desire to vote in person, your vote by proxy will not be counted.

How do I vote if I hold my shares in “street name?”

You should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Will my shares be voted if I do not provide my proxy?

If you are the stockholder of record and you do not vote or provide a proxy, your shares will not be voted.

If your shares are held in street name, your broker can only cast a vote on your behalf on “routine” matters under applicable NYSE MKT Stock Exchange (“NYSE MKT”) rules.  Your broker may not vote your shares on non-routine matters unless they have received voting instructions from you.  Shares for which a broker submits a proxy card without vote are referred to as a “broker non-vote”.

The election of directors and the approval of the non-binding vote to approve the Company’s executive compensation are not considered to be “routine” matters, and your broker may not vote your shares with respect to these proposals without receiving voting instructions from you.  The proposal to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2013 is considered a “routine” matter, and your broker may vote your shares even if you do not provide them with voting instructions on that proposal.

Can I change my mind after I vote?

Yes.  If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

Other Meeting Information

Could the annual meeting be postponed?

The Annual Meeting will be postponed if a quorum is not present at the Annual Meeting on June 11, 2013. The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Who bears the cost of soliciting proxies? The Company will bear the cost of preparing, assembling and mailing the Notice and requested proxy materials and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting the Notice and requested copies of the proxy materials to the beneficial owners of our shares.  In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to items to be presented at the Annual Meeting.

Where are GSE Systems’ principal executive offices?

The principal executive offices of GSE Systems are located at 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784 and our telephone number is (410) 970-7800.

How can I obtain additional information about GSE Systems?

The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”), as filed with the Securities and Exchange Commission (“SEC”), including financial statements and financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Act, but without exhibits. A list describing the exhibits not contained in the 2012 Form 10-K will be furnished with the 2012 Form 10-K. Please address all written requests to GSE Systems, Inc., 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784 Attention: Corporate Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee which is limited to the Company’s reasonable expenses incurred in furnishing the requested exhibits.  In addition, the 2012 Form 10-K can be found on the Company’s website, www.gses.com, under About Us/Investor Relations/Financial Reports and Presentations.

Do any of the officers or directors have a material interest in the matters to be acted upon?

To the best of our knowledge, no directors or officers have a material interest, direct or indirect, in any matters to be acted upon at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of the Record Date by (1) all beneficial owners of more than 5% of the Common Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the Record Date. The Common Stock is the only class of voting securities of the Company.  Except as otherwise indicated in the footnotes to the tables below, the Company believes that the beneficial owners of the Common Stock have sole investment and voting power with respect to such shares, subject to community property laws where applicable.  Unless otherwise indicated, the address for each of the stockholders listed below is c/o GSE Systems, Inc., 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784.

	GSE Common Stock
	Amount and Nature		Percent of
Name of Beneficial Owner	of Beneficial Ownership (A)		Class (B) (1)

Beneficial Owners:
NGP Energy Technology Partners II, LP	2,616,525	(2)	14.2%
1700 K St NW, Suite 750
Washington, DC 20006

S Squared Technology, LLC	1,490,800	(3)	8.1%
515 Madison Avenue
New York, NY 10022

Dolphin Offshore Partners, LP	1,464,972		8.0%
c/o Dolphin Asset Management
129 East 17th St, 2nd Floor
New York, NY 10003

Jack Silver	1,037,500	(4)	5.6%
80 Columbus Circle PH76A
New York, NY 10023

Bridgehampton Capital Management LLC	920,600	(5)	5.0%
2304 Main Street
Unit B
Bridgehampton, NY 11932

Management:

Jerome I. Feldman	366,980	(6)	2.0%
O. Lee Tawes, III	266,696	(7)	1.4%
Chin-Our Jerry Jen	88,267	(8)	*
Lawrence M. Gordon	87,000	(9)	*
James A. Eberle	73,000	(10)	*
Jeffery G. Hough	62,598	(11)	*
Roger L. Hagengruber	58,000	(12)	*
Gill R. Grady	56,957	(13)	*
Sheldon L. Glashow	53,438	(14)	*
Joseph W. Lewis	48,000	(15)	*
Philip M. Polefrone	39,800	(16)	*
Steven L. Freel	34,928	(17)	*
Jane Bryant Quinn	31,333	(18)	*
Christopher D. Sorrells	4,000	(19)	*

Directors and Executive Officers	1,249,712	(20)	6.5%
as a group (14 persons)

* Less than one percent.

(A)
This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC including, but not limited to, certain Schedules 13G/A filed for 2012 by S Squared Technology, LLC, Sherleigh Associates Inc. Profit Sharing Plan, Bridgehampton Capital Management LLC, and a 13D filed for NGP Energy Technology Partners II, LP.  On that basis, the Company believes that certain of the shares reported in this table may be deemed to be beneficially owned by more than one person and, therefore, may be included in more than one table entry.  Except as otherwise indicated in the footnotes to this table, the stockholders named in this table have sole voting and dispositive power with respect to the shares indicated as beneficially owned.

(B)	Applicable percentages are based on 18,373,183 shares outstanding on April 19, 2013, adjusted as required by rules promulgated by the SEC.

(1)  Assumes for each beneficial owner and for directors and executive officers as a group that (i) all options and warrants are exercised in full only by the named beneficial owner or members of the group and (ii) no other options or warrants are exercised.

(2)  Based on a Schedule 13D/A filed with the SEC on May 17, 2012 by NGP Energy Technology Partners II, L.P., on its own behalf and on behalf of NGP ETP II, L.L.C., Energy Technology Partners, L.L.C., and Philip J. Deutch. The Reporting Persons disclaim beneficial ownership over the securities reported except to the extent of the Reporting Persons’ pecuniary interest therein.

(3)  Based on a Schedule 13G/A filed with the SEC on February 8, 2013 by S Squared Technology, LLC (“SST”) on its own behalf and on behalf of Seymour L. Goldblatt and Kenneth A. Goldblatt.  SST is a registered investment adviser and Seymour and Kenneth Goldblatt are control persons of SST.   Seymour and Kenneth Goldblatt disclaim any beneficial ownership interest of the shares held by any funds for which SST acts as an investment adviser, except for that portion of such shares that relates to their economic interest in such shares, if any.

(4)  Based on a Schedule 13G/A filed with the SEC on February 6, 2013 by Jack Silver, Trustee of the Sherleigh Associates Inc. Profit Sharing Plan.  Such shares of Common Stock are beneficially owned by the reporting persons and held by Sherleigh Associates Inc. Profit Sharing Plan.

(5)  Based on a Schedule 13G filed with the SEC on January 14, 2013 by the following “Reporting Persons:” Bridgehampton Value Strategies Fund, Bridgewater Monument Fund LLC, Bridgehampton Capital Management, Kenneth E. Lee, and Charles D. Morgan.  Collectively, the Reporting Persons beneficially own 920,600 shares of Common Stock.

(6)  Includes 228,858 shares of Common Stock owned directly by Mr. Feldman, 115,142 shares of Common Stock issuable upon exercise of stock options held by Mr. Feldman, 1,341 shares of Common Stock allocated to Mr. Feldman’s account pursuant to the provisions of the GP Retirement Savings Plan (the “GP Plan”), 354 shares of Common Stock held by members of Mr. Feldman’s family, and 21,285 shares of Common Stock issuable upon exercise of stock options held by Mr. Feldman’s family.  Mr. Feldman disclaims beneficial ownership of all shares held by his family.

(7)  Includes 218,696 shares of Common Stock owned directly by Mr. Tawes and 48,000 shares of Common Stock issuable upon exercise of options held by Mr. Tawes.

(8)  Includes 6,410 shares of Common Stock owned directly by Mr. Jen and 81,857 shares of Common Stock issuable upon exercise of stock options held by Mr. Jen.

(9)  Includes 10,000 shares of Common Stock owned directly by Mr. Gordon and 77,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Gordon.

(10)  Includes 5,000 shares of Common Stock owned directly by Mr. Eberle and 68,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Eberle.

(11)  Includes 5,741 shares of Common Stock owned directly by Mr. Hough and 56,857 shares of Common Stock issuable upon exercise of stock options held by Mr. Hough.

(12) Includes 10,000 shares of Common Stock owned directly by Dr. Hagengruber and 48,000 shares of Common Stock issuable upon exercise of stock options held by Dr. Hagengruber.

(13) Includes 100 shares of Common Stock owned directly by Mr. Grady and 56,857 shares of Common Stock issuable upon exercise of stock options held by Mr. Grady.

(14)  Includes 5,438 shares of Common Stock owned directly by Dr. Glashow and 48,000 shares of Common Stock issuable upon exercise of stock options held by Dr. Glashow.

(15)  Includes 48,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Lewis.

(16)  Includes 19,800 shares of Common Stock owned directly by Mr. Polefrone and 20,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Polefrone.

(17)  Includes 34,928 shares of Common Stock issuable upon exercise of stock options held by Mr. Freel.

(18)  Includes 31,333 shares of Common Stock issuable upon exercise of stock options held by Ms. Quinn.

(19)  Includes 4,000 shares of common stock issuable upon exercise of stock options held by Mr. Sorrells.  Mr. Sorrells is a Managing Director at NGP Energy Technology Partners which beneficially owns 2,616,525 shares of Common Stock.  Mr. Sorrells disclaims beneficial ownership of all shares of Common Stock owned by NGP Energy Technology Partners.

(20)  Includes 510,043 shares of Common Stock owned directly by the directors and executive officers, 737,974 shares of Common Stock issuable upon exercise of stock options held by the directors and executive officers, 1,341 shares of Common Stock allocated to accounts pursuant to the provisions of the GP Plan, and 354 shares of Common Stock owned by family members of the directors and executive officers.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

Name		Age	Title

James A. Eberle	(1)	45	Director, Chief Executive Officer

Jerome I. Feldman	(1)	84	Director, Chairman of the Board
Steven L. Freel		49	Chief Operating Officer
Sheldon L. Glashow	(2) (4)	80	Director
Gill R. Grady		55	Senior Vice President
Lawrence M. Gordon		59	Senior Vice President, General Counsel
Roger L. Hagengruber	(2)	70	Director
Jeffery G. Hough		58	Senior Vice President, Chief Financial Officer, Treasurer, Secretary
Chin-Our Jerry Jen		64	President
Joseph W. Lewis	(1) (2)	78	Director, Chairman of the Audit Committee
Philip M. Polefrone		60	Senior Vice President
Jane Bryant Quinn	(3)	74	Director, Chairman of the Compensation Committee
Christopher D. Sorrells	(3)	44	Director
O. Lee Tawes, III	(3) (4)	65	Director

(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee
(4) Member of Nominating Committee

Background of Directors and Executive Officers and Qualifications of Directors.

Biographical information with respect to the executive officers and directors of GSE Systems is set forth below.  There are no family relationships between any executive officers or directors.

James A. Eberle.  Since November 1, 2010, Mr. Eberle has been the Chief Executive Officer and a Director of the Company.  From June 1, 2010 until October 31, 2010, Mr. Eberle was the Chief Operating Officer of the Company.  Prior thereto, Mr. Eberle worked at MXL Industries, Inc. (“MXL”), his last position being President.  MXL is a complete, turn-key provider of optical quality mold design, tooling, molding, and coating of polycarbonate and acrylic parts concentrating on meeting stringent optical performance requirements for a broad spectrum of customers.  From 1990 to May 2004, Mr. Eberle worked at General Physics Corporation, his last position being VP of Operations.  General Physics is a wholly-owned subsidiary of GP Strategies Corporation (NYSE: GPX).  General Physics is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services.  Prior to joining General Physics, Mr. Eberle was a Nuclear Reactor Operator and Instructor in the United States Navy.

Mr. Eberle brings leadership capabilities, financial knowledge and business acumen to our Board.   In addition, Mr. Eberle’s knowledge of the Company and its operations make him qualified to serve as the Company’s Chief Executive Officer and a member of the Board.

Jerome I. Feldman.  Mr. Feldman has served as a Company director since 1994 and as Chairman of the Board since 1997. In April 2007, Mr. Feldman became an executive officer of the Company in the position of Chairman of the Board.  Mr. Feldman was founder of GP Strategies and was its Chief Executive Officer and Chairman of the Board until April 2005 and Chairman of the Executive Committee of GP Strategies from April 2005 to June 2007.  He was: Chairman of the Board of Five Star Products, Inc., a paint and hardware distributor, from 1994 until March 2007; Chairman of the Board and Chief Executive Officer of National Patent Development Corporation, a holding company with interests in optics, training, optical plastics, paint and hardware distribution services from August 2004 until May 2007; and Chief Executive Officer and President of National Patent Development Corporation from January 1960 to August 2004; and a Director of Valera Pharmaceuticals, Inc., a specialty pharmaceutical company, from January 2005 until April 2007. Mr. Feldman is also Chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital Foundation.

As a former Chief Executive Officer of GP Strategies, Inc., a public company, Mr. Feldman brings management experience, leadership capabilities, financial knowledge and business acumen to our Board.  Mr. Feldman has a deep understanding of the Company and its operations, having served on our Board since 1994 and as Chairman of the Board since 1997.  Mr. Feldman’s experience makes him a valued and important contributor to our Board.

Steven L. Freel.  Mr. Freel was appointed to Chief Operating Officer effective January 1, 2013.   As Chief Operating Officer, Mr. Freel heads all U.S. operations except for training, which remains under the direction of Phil Polefrone.  Mr. Freel holds a B.S. in Mechanical Engineering from Penn State University and an MBA with a focus on business strategy from the Smith School of Business at the University of Maryland.

Sheldon L. Glashow, Ph.D.  Dr. Glashow has served as a director since 1995. Dr. Glashow is the Higgins Professor of Physics Emeritus at Harvard University, and a university professor and the Arthur G.B. Metcalf Professor of Mathematics & the Sciences at Boston University since July 2000, and previously taught physics at other major universities in Massachusetts, Texas, California and France. In 1979, Dr. Glashow received the Nobel Prize in Physics. Dr. Glashow was a director of Interferon Sciences, Inc., a pharmaceuticals company from 1991 to 2005. Dr. Glashow also served on the Board of RedStorm Scientific, Inc., a computational drug design company, until 2009. Dr. Glashow is a member of the National Academy of Science, the American Academy of Arts and Sciences, the American Philosophical Society, and is a foreign member of the Russian, Korean and Costa Rican Academies of Sciences.

As a winner of the Nobel Prize in Physics in 1979 and the Arthur G.B. Metcalf Professor of Mathematics & the Sciences at Boston University since July 2000, Dr. Glashow’s breadth of knowledge in the multiple scientific disciplines makes him a valued and important contributor to our Board.

Gill R. Grady.  Mr. Grady has served as a Senior Vice President since September 1999 and is currently responsible for the Company’s Marketing, Business Development and Merger Integration activities.  Prior to September 1999, he was responsible for Eastern European, Process Industry and Department of Energy business operations. He has also held numerous senior management positions in business operations, marketing and project management with the Company as well as several administrative functions such as investor relations, human resources, contract administration and information technology.  He has been employed by the Company or predecessor companies since 1980.

Lawrence M. Gordon.  Mr. Gordon has been with the Company since January 2009 and currently serves as a Senior Vice President and the Company’s General Counsel.  From March 2006 until December 2008, Mr. Gordon was Assistant to the President of Stem Cell Innovations, Inc., a publicly traded cell biology company.  From July 1995 until March 2006, Mr. Gordon was Chief Executive Officer and a Director of Interferon Sciences, Inc., a publicly traded biotechnology company engaged in the manufacture and sale of an FDA approved natural alpha interferon product.

Roger L. Hagengruber, Ph.D.  Dr. Hagengruber has served as a director since June 2001. Dr. Hagengruber retired in 2003 as the Senior Vice President for National Security and Arms Control at the Sandia National Laboratories, where he served as an officer for over 17 years. In his former position, he led programs in nuclear technologies, arms control, satellite and sensor systems, security, and international programs, including an extensive set of projects within the states of the former Soviet Union. He served as the Senior Security Officer at Los Alamos National Laboratory, retiring in 2008, and retired in 2009 from the University of New Mexico (“UNM”) where he was Associate Vice President for Research.  Dr. Hagengruber served for three years on the Nuclear and Radiation Studies Board of the National Academy of Science and is currently a member of the Defense Threat Reduction Agency Basic Research Review Committee and the American Physical Society Policy Committee.  He also has status as Senior Vice President Emeritus at Sandia National Laboratories and is Emeritus Director of the Institute for Public Policy at UNM.  Dr. Hagengruber holds B.S., M.S. and Ph.D. degrees from the University of Wisconsin, with his doctorate in nuclear physics. He is also a graduate of the Industrial College of the Armed Forces.

As a former senior executive for National Security and Arms Control at the Sandia National Laboratories, Dr. Hagengruber brings management experience, an understanding of the Company’s technology and business acumen to our Board.  Dr. Hagengruber has a deep understanding of the Company and its operations, having served on our Board since 2001.  Dr. Hagengruber’s experience makes him a valued and important contributor to our Board.

Jeffery G. Hough.  Mr. Hough joined the Company in January 1999 as Senior Vice President and Chief Financial Officer. During 1999, he was elected both Treasurer and Secretary of the Company. Prior to joining the Company, from 1995 through 1998, Mr. Hough was the Chief Financial Officer and Treasurer of Yokogawa Industrial Automation America, Inc., a supplier of process control equipment. From 1982 through 1995, he held various financial management positions with two other suppliers of process control equipment, ABB Process Automation and Leeds & Northrop. Mr. Hough was an auditor for Price Waterhouse from 1977 to 1982.

Chin-our Jerry Jen.  Mr. Jen has been with the Company and its predecessor companies since 1980 in various engineering and senior management positions. In 1997, Mr. Jen was promoted to Senior Vice President of the Power Business Unit, and from November 14, 2000 until April 30, 2010 was the Chief Operating Officer of GSE. On March 27, 2001, Mr. Jen was named President. Mr. Jen served as a director from March 2001 until his resignation from the Board on January 24, 2006.

Joseph W. Lewis.  Mr. Lewis has served as a director since March 2000. In 1998, Mr. Lewis retired from Johnson Controls, Inc. after 39 years of service, including his tenure from 1986 to 1998 as Executive Vice-President with responsibilities for its Controls Group. Mr. Lewis served as a director of Wheaton Franciscan Services, Inc., an integrated multi-location health care provider from 1991 to 2009, serving as its Treasurer from 1993 to 2002 and as its Chairman of the Board from 2003 to 2009.

As a former senior executive to a company in our industry, Mr. Lewis brings management experience, leadership capabilities, financial knowledge and business acumen to our Board.  Mr. Lewis has a deep understanding of the Company and its operations, having served on our Board since 2000 and as Chairman of the Audit Committee since 2003.  Mr. Lewis’s experience makes him a valued and important contributor to our Board.

Jane Bryant Quinn.  Ms. Quinn has served as a director since May 2008.  Ms. Quinn is one of the nation’s leading experts on personal finance.  She currently writes a monthly column for AARP and has authored several books on personal finance.  She is the co-founder of MainStreetConnect.us, an online community news company.  Ms. Quinn has many awards to her credit, including an Emmy Award for outstanding coverage of news on television and the Gerald Loeb award for distinguished lifetime achievement in business and financial journalism.  She has been named by the World Almanac as one of the 25 most influential women in the United States.  She served on the boards of the Harvard School of Public Health, the Jerome Levy Economics Institute of Bard College, and her alma mater, Middlebury College.  She is currently a director of Bloomberg L.P., the financial services company.

Ms. Quinn, being one of the nation’s leading experts on personal finance, brings financial knowledge and business acumen to our Board.   Ms. Quinn’s experience makes her a valued and important contributor to our Board.

Christopher D. Sorrells.  Mr. Sorrells has served as a director since March 2012.  He is a Managing Director at NGP Energy Technology Partners ("NGP ETP"), which he joined at its formation in September 2005.  NGP ETP is a leading private equity firm focused on companies that provide products and services to the oil and gas, power, and environmental service sectors and is an affiliate of NGP Energy Capital Management, which together with its affiliates have managed approximately $13 billion in committed capital since 1988.  NGP ETP beneficially owns 2,616,525 shares of the Company’s common stock.  Prior to joining NGP ETP, Mr. Sorrells worked at Clarity Partners, a private equity firm, and at Banc of America Securities.  In 1999, he founded and headed Banc of America's Energy Technology Investment Banking Group, where he was involved in a broad range of energy and energy-related transactions.   Prior to that, Mr. Sorrells was an investment banker at Salomon Smith Barney, where he focused on energy and power companies. Mr. Sorrells is a board member of Living Earth, groSolar, and Renewable Energy Group.

Mr. Sorrells’ financial background and the extensive knowledge and expertise he gained working with a variety of energy and environmental service companies make him a skilled advisor, who provides critical insight into strategic planning and financial matters.

Orrie Lee Tawes III.  Mr. Tawes has served as a director since 2006. Mr. Tawes is the Executive Vice President and Head of Investment Banking and a member of the Board at Northeast Securities, Inc.  From 2000-2001 he was a Managing Director for C.E. Unterberg, Towbin, an investment and merchant banking firm specializing in high growth technology companies. Mr. Tawes spent 20 years at Oppenheimer & Co. Inc. and CIBC World Markets, where he was Director of Equity Research from 1991 to 1999. He was also Chairman of the Stock Selection Committee at Oppenheimer & Co., a member of its Executive Committee and a member of its Commitment Committee. From 1972 to 1990, Mr. Tawes was an analyst covering the food and diversified industries at Goldman Sachs & Co. and Oppenheimer & Co. Mr. Tawes is a graduate of Princeton University and received his MBA from Darden School at the University of Virginia. He serves as a director for Houston America Energy Corp.

As the Executive Vice President and Head of Investment Banking and a member of the Board at Northeast Securities, Inc. and having held other executive positions in the financial services industry, Mr. Tawes brings leadership capabilities, financial knowledge and business acumen to our Board.  Mr. Tawes has a deep understanding of the Company and its operations, having served on our Board since 2006.  Mr. Tawes’ experience makes him a valued and important contributor to our Board.

CORPORATE GOVERNANCE

The Board Of Directors

The Board oversees the business affairs of GSE Systems and monitors the performance of management and elects the executive officers of the Company.  GSE Systems’ Certificate of Incorporation provides that the Board shall be divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The stockholders elect at least one class of directors annually. Each class generally serves for a period of three years, although a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal.

All of the current Class III directors (James A. Eberle, Jerome I. Feldman and Christopher D. Sorrells) are standing for re-election for a three-year term at the Annual Meeting.  Mr. Sorrells is the only Class III nominee standing for election who was determined by the Board to meet the independence requirements of the SEC and NYSE MKT. Class I directors (Sheldon L. Glashow and Roger L. Hagengruber) serve until the 2014 Annual Meeting at which their successors will be elected, and Class II directors (Joseph W. Lewis, Jane Bryant Quinn and O. Lee Tawes, III) serve until the 2015 Annual Meeting at which their successors will be elected. The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings.

The non-management directors meet periodically in executive session. The executive sessions of non-management directors are presided over by the director who is the Chairman of the committee responsible for the issue being discussed. Any director may request an executive session of non-management directors to discuss any matter of concern.

Independence

The Board reviews the independence of its members on an annual basis. No directors will be deemed to be independent unless the Board affirmatively determines that the director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board has not adopted any categorical standards of directors’ independence; however, the Board employs the standards of independence of the NYSE MKT rules currently in effect. As a result of its Annual Review, the Board determined that Dr. Sheldon L. Glashow, Dr. Roger Hagengruber, Joseph W. Lewis, Jane Bryant Quinn, Christopher D. Sorrells and Orrie Lee Tawes, III meet NYSE MKT independence standards and that all of the members of the Audit Committee meet the applicable heightened standards for independence.

Board Leadership Structure

Mr. Feldman currently serves as Chairman of the Board of Directors. Mr. Eberle currently serves as Chief Executive Officer of the Company. The Company believes it is the Chairman’s responsibility to lead the Board of Directors and Chief Executive Officer’s responsibility to lead the day-to-day operations of the Company. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have a Chairman who is responsible for leading the Board, which allows the Chief Executive Officer to focus on running the Company. This separation of responsibilities ensures that there is no duplication of effort between the Chairman and Chief Executive Officer. We believe this separation of leadership provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and stockholders.

Board’s Role In Oversight

While the Board oversees risk management, Company management is charged with managing risk. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board implements its risk oversight function both as a whole and through Committees.  The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, and accounting matters. The Audit Committee oversees the internal audit function and the Company's ethics programs. The Audit Committee members meet separately with representatives of KPMG LLP, the Company’s independent registered public accounting firm.  The Compensation Committee evaluates the risks and rewards associated with the Company's compensation philosophy and programs.

Meetings of the Board of Directors

The Board held five meetings during the fiscal year ended December 31, 2012.  During the 2012 fiscal year, no director attended less than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board (held during the period for which he/she was a director) and (2) the total number of meetings held by all committee(s) of the Board on which he/she served (during the periods that he/she served).

Board Member Attendance At Annual Meetings

The Company encourages, but does not require, all of its directors to attend the Annual Meeting of Stockholders.  Messrs. Eberle, Feldman, and Lewis attended the 2012 Annual Meeting of Stockholders.

Committees Of The Board Of Directors

The Board has four standing committees: the Executive Committee, the Nominating Committee, the Audit Committee and the Compensation Committee. As an NYSE MKT listed company, we are subject to the NYSE MKT listing standards.  The Company is required under the NYSE MKT listing standards to have a majority of independent directors and all of the members of the audit, nominating and compensation committees are required to be independent, including compliance with any heightened independence standard applicable to service on any of those committees.

Executive Committee.  The Executive Committee consists of Messrs. Feldman (Chairman), Lewis, and Eberle. The Executive Committee has the authority to exercise all powers of the Board, except for actions that must be taken by the full Board under the Delaware General Corporation Law. The Executive Committee met twice during fiscal year 2012.

Nominating Committee.  The Nominating Committee consists of Messrs. Glashow and Tawes. All members of the Nominating Committee are “independent” directors as that term is defined by applicable SEC rules and the NYSE MKT listing standards. The Nominating Committee selects and recommends nominees for election as directors. The Nominating Committee met once during fiscal year 2012. The Nominating Committee operates pursuant to a written Charter which is available on our website at www.gses.com.

Audit Committee.  The Audit Committee consists of Messrs. Hagengruber, Glashow and Lewis (Chairman), each of whom meets the general as well as the heightened independence standards set by applicable SEC rules and the NYSE MKT listing standards. In addition, the Board has determined that Mr. Lewis is an “audit committee financial expert” as defined by applicable SEC and NYSE MKT rules. The Audit Committee operates under a written charter adopted by the Board. Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company's independent accountants. The Audit Committee makes recommendations concerning the engagement of independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times during fiscal year 2012. See “Report of the Audit Committee” below. The Audit Committee Charter is available on our website at www.gses.com

Compensation Committee.  The Compensation Committee consists of Messrs. Sorrells, Tawes and Ms. Quinn (Chairman).  Messrs. Sorrells, Tawes and Ms. Quinn are “independent” directors as that term is defined by applicable SEC rules and the NYSE MKT listing standards. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering and granting awards under the Company's Long-Term Incentive Plan. The Compensation Committee met six times during fiscal year 2012.  See “Report of the Compensation Committee” below. The Compensation Committee operates pursuant to a written Charter which is available on our website at www.gses.com.

Communications with the Board of Directors

The Board desires to foster open communications with its security holders regarding issues of a legitimate business purpose affecting the Company. The Board has adopted policies and procedures to facilitate written communications by stockholders to the Board. Persons wishing to write to our Board, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of GSE Systems. Any correspondence received that is addressed generically to the Board will be forwarded to the Chairman of the Board, with a copy to the Chairman of the Audit Committee.

Stockholder Proposals

In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2014 annual meeting must do so no later than January 4, 2014.  Any such proposal must be submitted in compliance with applicable SEC regulations as well as the requirements of the Company’s bylaws, described below.  Stockholder proposals submitted after January 4, 2014 will be considered untimely, and the proxy holders may vote on any such matter, in their discretion.

Section 2.7 of the Company's Bylaws requires a stockholder to give written notice of his or her intent to submit a stockholder proposal containing, among other things:

•	the names and addresses of the proponent and any persons acting in concert with the proponent and how those names and addresses appear in the Corporation’s records;

•	the class and number of shares beneficially owned by all such identified persons;

•	a description of the proposal; and

•	any other information that the Board reasonably determines is necessary or appropriate to enable the Board and the stockholders to consider the proposal.

If the board or a designated committee or the officer who will preside at the stockholders’ meeting determines that the information provided in such notice does not satisfy the informational requirements of the Bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the Bylaws. If the deficiency is not cured, the proposal may not be presented at the meeting.

Copies of the Company’s By-laws are available to stockholders without charge upon request to the Corporate Secretary at the Company’s address set forth above.

Stockholder Nominations

The Board will consider nominees for director who are submitted by stockholders.  All nominations must be made in accordance with our Bylaws and the procedures established by the Nominating Committee, described below. All persons recommended as director candidates must meet the qualifications established by the Board.  Written notice of all stockholder director nominees proposed for election at the 2014 annual meeting must be received by the Nominating Committee at our principal executive office not later than April 12, 2014, and no earlier than March 13, 2014. The written notice must contain the following material elements, as well as any other information reasonably requested by the Company or the Nominating Committee:

•	the name and address, as they appear on our books, of the stockholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;
•
a representation that the stockholder giving the notice is a holder of record of our common stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	a complete biography of the nominee, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;
•	the disclosure of all special interests and all political and organizational affiliations of the nominee;
•	a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;
•
a description of all arrangements or understandings between or among any of the stockholders giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•
such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our Board of Directors; and

•	the signed consent of each nominee to serve as a director if so elected.

The Committee applies the same criteria when considering stockholder nominees as it does to Company nominated candidates.

Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complimentary to the skills and experience of the other members of the Board.  Although the Nominating Committee does not have a formal policy regarding diversity, in considering director candidates, the Nominating Committee considers such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of members who have various types of experience (industry, professional, public service). Each director nominee is evaluated in the context of the Board’s qualifications, as a whole, with the objective of establishing a Board that can best perpetuate our success and represent stockholder interests through the exercise of sound business judgment.

Certain Relationships And Related Party Transactions

The Company was party to an employment agreement with Michael D. Feldman effective January 1, 2011 which expired on December 31, 2012 and contained the same provisions as those entered into by the Named Executive Officers.  A description of such provisions is provided under “Employment Agreements” below.  For the year ended December 31, 2012, Mr. Feldman received a salary of $181,000.  Mr. Feldman is the son of Jerome I. Feldman, the Chairman of the Board.

It is the Company’s policy that any transactions with related parties are to be reviewed and approved by the Company’s Audit Committee, with the exception of officer compensation which is approved by the Compensation Committee.  The Compensation Committee approved Michael Feldman’s employment agreement.

Code Of Business Conduct And Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers of the Company and its subsidiaries and a Conduct of Business Policy for directors, officers and employees of the Company and its subsidiaries. It is the Company's intention to disclose any waivers of such Code of Ethics or Conduct of Business Policy on the Company's website at www.gses.com. The Company will provide a copy of such Code of Ethics and Conduct of Business Policy to any person upon written request made to the Company's Secretary in writing to the following address: GSE Systems, Inc., Attn: Secretary, 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires any person who was one of our executive officers, directors or who owned more than ten percent (10%) of any publicly traded class of our equity securities at any time during the fiscal year (the “Reporting Persons”), to file reports of ownership and changes in ownership of equity securities of the Company with the SEC and the NYSE MKT. These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) filings.

Based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to GSE Systems during the most recent fiscal year, and Forms 5 and amendments thereto with respect to its most recent fiscal year, or written representations from certain Reporting Persons that such filings were not required, we believe Messrs. Jen, Hough, and Tawes each filed one late Form 4 in 2012.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•
reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012 with management and with KPMG LLP, GSE’s independent registered public accounting firm;

•	discussed with KPMG LLP the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board;
•
received the written disclosures and the letter from KPMG LLP required by PCAOB rule 3526, Communication with Audit Committees Concerning Independence and has discussed with KPMG LLP its independence from the Company and its management;

•
discussed with KPMG LLP the overall scope and plans of their audit.  The Committee meets with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•
recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC; and

•	selected KPMG LLP as the Company’s independent accountants for the year 2013. Such selection is being submitted for ratification by the stockholders at the Annual Stockholders’ Meeting.

By the members of the Audit Committee:

Joseph W. Lewis, Chairman
Dr. Sheldon L. Glashow
Dr. Roger L. Hagengruber

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent registered public accountants. Such policies and procedures provide that management shall submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each fiscal year. In addition, the policies and procedures provide that the Audit Committee also may pre-approve particular services not in the annual plan on a case-by-case basis. Management must provide a detailed description of each proposed service and the projected fees and costs (or a range of such fees and costs) for the service. The policies and procedures require management to provide quarterly updates to the Audit Committee regarding services rendered to date and services yet to be performed.

As permitted under the Sarbanes-Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to its Chairman, for audit and permitted non-audit services. Any service pre-approved by the Audit Committee or its Chairman must be reported to the Audit Committee at the next scheduled quarterly meeting. In addition, the pre-approval procedures require that all proposed engagements of KPMG LLP for services of any kind be directed to the Company’s Chief Financial Officer before they are submitted for approval prior to the commencement of any service.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal 2012 and fees billed for other services rendered by KPMG LLP, together with a comparison of the fees for audit services and other services rendered by KPMG LLP in fiscal 2011. The Audit Committee approved 100% of the services described in the following table.

	2012	2011

Audit fees (1)	$ 448,515	$ 492,487

Audit-related fees (2)	18,850	19,000

All other fees (3)	18,550	30,000

Total fees	$ 485,915	$ 541,487

(1)
Audit fees consisted of fees for audits of the Company’s financial statements, including quarterly review services in accordance with SAS No. 100, statutory audit services for subsidiaries of the Company, the audit of our subsidiary GSE EnVision Inc. in 2011, and audit services related to consents and comfort letters.

(2)	Audit related fees consisted of fees for audits of the financial statements of the Company’s 401(k) Savings Plan.
(3)
In 2012, these fees related to the implementation of our new ERP system.  In 2011, these fees were tax related fees consisting of Internal Revenue Code section 382 review procedures and tax consulting services provided to our subsidiary in Sweden.

There were no other fees for the last two years except as outlined in the above table.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

The Compensation Committee consists entirely of independent directors in accordance with NYSE MKT listing standards. The Committee is responsible for overseeing and administering the Company’s compensation program for its executive officers and for granting awards under, and administering, the Company’s Long-Term Incentive Plan. The Compensation Committee bases its decisions on both individual performance and the Company’s financial results. All compensation decisions are made solely by the Compensation Committee; however, the Compensation Committee may consult with the Chairman of the Board and the Company’s Chief Executive Officer as part of its decision making process when examining their respective compensation packages. However, the Chief Executive Officer, as required by the NYSE MKT listing standards, may not be present during voting or deliberations as to his compensation.  In the event compensation to an officer or director of the Company may result or be deemed to result from a related party transaction, the Company’s Audit Committee or a majority of the Independent Directors may review the proposed compensation arrangement.

Philosophy.  The compensation program for the executive officers of the Company is developed and administered by the Board of Directors and its Compensation Committee. Overall compensation policies regarding non-executive officers and employees of the Company are established by the Compensation Committee, but the specific compensation program for such persons is developed and administered by Company management. The key goals of the Company's executive compensation program are: (1) to attract, retain and reward talented and productive executive officers who can contribute (both short and long-term) to the success of the Company; (2) provide incentives for executive officers for superior performance; and (3) to align compensation and interests of the executive officers with those of the stockholders by rewarding executive officers according to their contribution to the Company’s success.

Implementation Guidelines.  To implement the general compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary, (ii) bonus awards, and (iii) long-term incentive awards. The factors and criteria considered with respect to each of these components are set forth below.  Total direct compensation to the Company's executive officers (base salary, bonus awards and long-term incentive awards) will be targeted within the appropriate competitive range, although higher compensation may be paid, in the discretion of the Compensation Committee, if necessary to attract or retain unusually qualified executives.

Base Salary.  The range of the base salary for an executive or other employee position will generally be established based on competitive salaries for positions with a similar scope of responsibilities and job complexities. The Company subscribes to a compensation data survey which provides salary data based upon business focus, executive job descriptions, geographic location and size of the company,  but which does not identify the component companies by name.  The level of base salary within the range of competitive salaries is determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills.  Such determination is made by the Compensation Committee, with regard to the Company's executive officers, and by management with regard to all non-executive officers and employees consistent with the general overall compensation policies established by the Compensation Committee.

Base salaries are targeted within such competitive range, although higher compensation may be paid, in the discretion of the Compensation Committee, if necessary or appropriate to attract or retain unusually qualified executives.  Annual or other base salary adjustments are based on individual and company performance, as well as other market factors, such as changes in the Consumer Price Index.  Based upon the terms contained in each of the Employment Agreements of Messrs. Feldman, Eberle, Jen, Gordon, and Hough (the “Named Executive Officers”),  which terminated on December 31, 2012 (October 31, 2012  for Mr. Eberle),  all base salary adjustments for 2012 were equal to the percentage increase in the CPI, which was 3.4% (3.9% for Mr. Eberle).

Bonus Awards.  We pay bonus award compensation in order to focus the efforts of the executives and other employees on performance objectives in accordance with the business strategy of the Company. The Compensation Committee administers incentive awards for the Company's executive officers. The Compensation Committee, with input from the Chief Executive Officer, reviews and assesses (i) the extent to which the overall Company performance goals have been met during the year, (ii) each executive officer’s individual performance for the year and (iii) the Target Bonus Amount set forth in each executive officer’s Employment Agreement, and makes awards to the Company's executive officers on the basis of that review. Management of the Company is responsible for awarding bonus amounts to non-executive officers and employees of the Company, taking into account the general compensation philosophy of the Company.

For 2012, based upon the criteria set forth above, the Compensation Committee considered the factors set forth below with respect to the Named Executive Officers.

Mr. Jen was instrumental in the resolution of both technical and financial issues in connection with the Company’s $36.0 million full scope simulator and digital control system project order received from a Slovak utility.

Mr. Hough was instrumental in the selection and implementation of the Company’s new Enterprise Resource Planning System.

Based upon the foregoing contributions, the Compensation Committee awarded Mr. Jen a bonus of $17,500 and Mr. Hough a bonus of $10,000.

Long-Term Incentive Awards.  The third element of the Company's compensation program is provided through the Company's Long-Term Incentive Plan (the “Plan”).  We pay long-term incentive compensation because we believe it aligns the interests of the officers and employees with those of stockholders. The Plan is intended to focus the efforts of officers and employees on performance that will increase the value of the Company for its stockholders.

Pursuant to the Plan, the Compensation Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and may grant, among other types of awards, non-statutory stock options to purchase shares of common stock. The Compensation Committee also may grant stock appreciation rights and award shares of restricted stock and incentive shares in accordance with the terms of the Plan. Subject to the terms of the Plan, the Compensation Committee has discretion in making grants and awards under the Plan. The Compensation Committee may, however, consider the recommendations of management with respect to such grants and awards.  During the year ended December 31, 2012, no grants or awards were made to the Named Executive Officers.

In general, the Compensation Committee’s decisions concerning the specific compensation elements for individual executive officers were made within the broad framework previously described and in light of each executive officer’s level of responsibility, performance, current salary, prior year bonus and other compensation awards.  In all cases, the Compensation Committee’s specific decisions regarding 2012 executive officer compensation were ultimately based upon the Compensation Committee’s judgment about the individual executive officer’s performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for that executive officer to contribute to, and enhance, the Company’s performance.

Retirement and Other Benefits.  The Company encourages its employees to save for retirement and, as such, offers a 401(k) savings plan.  The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S. employees, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis.  The Company matches 50% of contributions up to 4% of eligible compensation to all 401(k) plan participants, up to a maximum per participating employee of $4,900 per annum.

In 2012, the Named Executive Officers were eligible to participate in the Company’s health and welfare programs that are generally available to other Company employees, including medical, dental, basic life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment.  In addition, the Named Executive Officers receive supplemental life insurance coverage of two times annual salary, not to exceed $625,000 of coverage in combination with the basic life coverage.  The premiums for the supplemental insurance are paid by the Company.

Termination Benefits.  The Company has entered into Employment Agreements with the Named Executive Officers that provide for specified benefits upon termination.  See the discussion of their Employment Agreements under “Employment Agreements,” below.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the members of the Compensation Committee:
Jane Bryant Quinn, Chairman
Christopher D. Sorrells
Orrie Lee Tawes, III

Summary Compensation Table

The following table sets forth all plan and non-plan compensation awarded to, earned by or paid for all services rendered in all capacities to GSE Systems and its subsidiaries by the named executive officers (the “Named Executive Officers”) for each of the last three completed fiscal years.  The Named Executive Officers listed in the following table include our principal executive officer (“PEO”), principal financial officer (“PFO”), and our three most highly compensated officers other than the PEO and PFO.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal				Option	All Other
Position	Year	Salary	Bonus	Awards (1)	Compensation		Total

James A. Eberle	2012	$311,700	$-	$-	$21,983	(2)	$333,683
Chief Executive Officer	2011	$301,462	$50,000	$175,940	$22,540	(3)	$549,943
	2010	$120,833	$-	$71,412	$4,636	(4)	$196,881

Jeffery G. Hough	2012	$216,842	$10,000	$-	$21,491	(5)	$248,333
Sr. Vice President & CFO	2011	$209,190	$25,000	$87,970	$20,064	(6)	$342,224
	2010	$190,319	$-	$35,706	$19,687	(7)	$245,712

Jerome I. Feldman	2012	$309,775	$-	$-	$42,283	(8)	$352,058
Chairman of Board	2011	$297,500	$35,000	$131,955	$45,336	(9)	$509,791
	2010	$240,000	$-	$71,412	$60,401	(10)	$371,813

Chin-Our Jerry Jen	2012	$227,168	$17,500	$-	$23,330	(11)	$267,998
President	2011	$219,631	$35,000	$109,963	$23,277	(12)	$387,871
	2010	$210,894	$-	$35,706	$22,644	(13)	$269,244

Lawrence M. Gordon	2012	$227,168	$-	$-	$24,188	(14)	$251,356
Sr. Vice President &	2011	$219,167	$25,000	$87,970	$20,850	(15)	$352,986
General Counsel	2010	$199,375	$-	$17,583	$18,457	(16)	$235,415

(1)
The amounts in this column reflect the aggregate grant date fair value of each stock option award, as computed in accordance with generally accepted accounting principles, assuming no forfeitures, for awards granted pursuant to the Company’s 1995 Long-Term Incentive Plan.   Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

(2)
Consists of $4,900 for Company retirement plan matching, $815 for executive group term life insurance premiums, $5,068 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(3)
Consists of $4,900 for Company retirement plan matching, $690 for executive group term life insurance premiums, $5,750 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(4)	Consists of $2,083 for Company retirement plan matching, $362 for executive group term life insurance premiums, $24 for personal vehicle expenditures, and $2,167 for club membership dues.
(5)
Consists of $4,294 for Company retirement plan matching, $3,084 for executive group term life insurance premiums, $2,913 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(6)
Consists of $4,184 for Company retirement plan matching, $2,587 for executive group term life insurance premiums, $2,093 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(7)
Consists of $3,806 for Company retirement plan matching, $2,587 for executive group term life insurance premiums, $2,094 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(8)	Consists of $25,000 fee as Chairman of the GSE Board of Directors, $2,472 for executive group term life insurance premiums, $3,611 for personal vehicle expenditures, and $11,200 for car allowance.
(9)	Consists of $25,000 fee as Chairman of the GSE Board of Directors, $3,554 for executive group term life insurance premiums, $5,582 for personal vehicle expenditures, and $11,200 for car allowance.
(10)
Consists of $25,000 fee as Chairman of the GSE Board of Directors, $4,900 for Company retirement plan matching, $14,214 for executive group term life insurance premiums, $5,087 for personal vehicle expenditures, and $11,200 for car allowance.

(11)
Consists of $4,296 for Company retirement plan matching, $4,937 for executive group term life insurance premiums, $2,897 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(12)
Consists of $4,393 for Company retirement plan matching, $4,554 for executive group term life insurance premiums, $3,130 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(13)
Consists of $4,442 for Company retirement plan matching, $4,551 for executive group term life insurance premiums, $2,451 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(14)
Consists of $3,855 for Company retirement plan matching, $3,216 for executive group term life insurance premiums, $5,917 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(15)
Consists of $4,383 for Company retirement plan matching, $2,952 for executive group term life insurance premiums, $2,315 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

(16)
Consists of $4,212 for Company retirement plan matching, $1,622 for executive group term life insurance premiums, $1,423 for personal vehicle expenditures, $4,000 for club membership dues, and $7,200 for car allowance.

Grants Of Plan – Based Awards

No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2012.

Fiscal Year-End Option Values And Aggregated Option Exercises In Last Fiscal Year

The following tables set forth certain information with respect to unexercised options held by the named executive officers at the end of the fiscal year ended December 31, 2012 and options exercised during the fiscal year ended December 31, 2012 by such persons.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

		Number of
		Securities Underlying		Option
	Option	Unexercised Options		Exercise	Option
	Grant	at 12/31/12		Price	Expiration
Name	Date	Exercisable	Unexercisable	($/share)	Date

James A. Eberle	10/28/2010	28,000	12,000	$ 3.40	10/28/2017	(4)
	11/11/2011	40,000	160,000	$ 1.85	11/11/2018	(5)

Jeffery G. Hough	10/23/2008	22,857	17,143	$ 5.95	10/23/2018	(2)
	10/28/2010	14,000	6,000	$ 3.40	10/28/2017	(4)
	11/11/2011	20,000	80,000	$ 1.85	11/11/2018	(5)

Jerome I. Feldman	10/23/2008	57,142	42,858	$ 5.95	10/23/2018	(2)
	10/28/2010	28,000	12,000	$ 3.40	10/28/2017	(4)
	11/11/2011	30,000	120,000	$ 1.85	11/11/2018	(5)

Chin-Our Jerry Jen	5/22/2006	20,000	-	$ 3.65	5/22/2013	(1)
	10/23/2008	22,857	17,143	$ 5.95	10/23/2018	(2)
	10/28/2010	14,000	6,000	$ 3.40	10/28/2017	(4)
	11/11/2011	25,000	100,000	$ 1.85	11/11/2018	(5)

Lawrence M. Gordon	1/5/2009	50,000	-	$ 5.74	1/5/2016	(3)
	10/28/2010	7,000	3,000	$ 3.40	10/28/2017	(4)
	11/11/2011	20,000	80,000	$ 1.85	11/11/2018	(5)

(1)	The options vested 40% one year from date of grant, another 30% two years from date of grant; and the final 30% three years from date of grant.
(2)	The options vest 14.3% one year from the date of grant with an additional 14.3% vesting after each of the next six years.
(3)	The options vest 20% on the date of grant with an additional 20% vesting after each of the next four years.
(4)	The options vest 40% one year from date of grant, another 30% two years from date of grant; and the final 30% three years from date of grant.
(5)	The options vest 20% one year from the date of grant with an additional 20% vesting after each of the next five years.

2012 OPTION EXERCISES

	# of Shares	Value
	Acquired on	Realized
	Exercise	on Exercise (1)

Jeffery G. Hough	64,000	$120,960
Chin-Our Jerry Jen	30,000	56,700

(1)	Value realized on exercise is the difference between the sales price of the common stock and the exercise price of the options.

Employment Agreements - The Named Executive Officers had employment agreements which terminated on December 31, 2012 (October 31, 2012 for Mr. Eberle).  As of January 1, 2013, all of the Named Executive Officers entered into new employment agreements.  The terms of all of such agreements are summarized below.

James A. Eberle – Old Agreement

On November 1, 2010, Mr. Eberle and the Company entered into a two-year Employment Agreement, which terminated on October 31, 2012, and provided for a base annual salary of $300,000.  The Agreement provided that on the first anniversary of the Agreement, Mr. Eberle’s base salary would be increased by at least the greater of: (i) three percent (3%) and (ii) an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period. On November 1, 2011, Mr. Eberle’s base salary was increased by the percentage increase in the CPI which was 3.9%.

For each year the Agreement is in effect, the Compensation Committee of the Board of Directors is to determine the bonus amount for the most recently completed fiscal year and payment is to be made by March 15 of the subsequent year.  For 2011, Mr. Eberle’s target bonus was $150,000.  For each year of the Employment Agreement, the bonus target increases by at least the greater of (i) three percent (3%) and (ii) an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

The Employment Agreement provides that the Company will provide Mr. Eberle with an automobile of his choice (comparable to the automobile currently driven by him) at the Company’s expense and pay the maintenance, gas, and insurance expenses in connection with such automobile. Mr. Eberle is also entitled to receive an allowance for a club membership of $4,000 per year.  The Company shall pay the monthly medical and dental insurance premiums for Mr. Eberle in connection with Company-provided health insurance plans.  Mr. Eberle is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans.  Mr. Eberle is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment.  Reimbursable expenses include, but are not limited to, business travel, continuing education and customer entertainment expenses.

The Company may terminate the Employment Agreement for cause.  Examples of “cause” include:  (i) willful and continued failure to substantially perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; or (iv) breach of any of the terms and conditions of the Employment Agreement.  Notice of termination must be in writing and must state the reason for termination, and Mr. Eberle (with his attorney) shall have the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, Mr. Eberle would continue to receive his full salary through the date of termination.

In the event of disability, Mr. Eberle will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.

If the Company terminates Mr. Eberle’s employment in breach of the terms of the Employment Agreement, then the Company is required to pay Mr. Eberle his full salary and benefits for a period equal to the greater of (i) the number of months then remaining on the term of the Employment Agreement and (ii) 12 months.  Additionally, all options to purchase the Company's common stock granted to Mr. Eberle under the Company's option plan or otherwise would immediately become fully vested and shall terminate on such date as they would have terminated if Mr. Eberle's employment by the Company had not terminated.

In the event a Change of Control occurs and Mr. Eberle terminates his employment for Good Reason (as defined in the Employment Agreement; then for a period of 18 months from the date of his termination, Mr. Eberle would continue to receive salary and all benefits (including medical, dental and life insurance coverage and any other Company-provided benefits, including car and club allowances) that he is receiving as of the date the Change of Control occurs. In addition, Mr. Eberle would also be entitled to receive on the date of termination an amount equal to the average of the amounts paid to him as a bonus for the two years prior to the year in which the Change of Control takes place.

The total termination benefit that would be provided to Mr. Eberle, assuming termination of his employment for “Good Reason” following a change of control as of December 31, 2012, is as follows:

Total
Termination
	Salary (1)	Bonus (2)	Equity (3)	Benefits	Benefit

James A. Eberle	$ 484,350	$ 25,000	$ 49,600	$ 20,288	$ 579,238

(1)	Salary would be paid on a semi-monthly basis over an 18 month period.
(2)	Average of the bonus payments for 2012 and 2011.
(3)	Calculated by multiplying the underlying unvested options by the difference between the exercise prices of the underlying unvested options and the December 31, 2012 closing price ($2.16).

The foregoing is a brief description of the terms of Mr. Eberle’s Employment Agreement which, by its nature, is incomplete.  It is qualified in its entirety by the text of the agreement, which was filed as an exhibit to a Current Report on Form 8-K filed on November 1, 2010 and is incorporated herein by reference. All readers of this proxy are encouraged to read the entire text of the Employment Agreement.

Messrs. Feldman, Jen, Gordon, and Hough – Old Agreements

The Company’s Compensation Committee approved Employment Agreements (“Agreements”), and the Company entered into the Agreements, as of January 1, 2012, with each of the Named Executive Officers:  -The term of each Agreement commenced on January 1, 2011 and ended on December 31, 2012.

The initial base salaries were as follows:

Jerome I. Feldman	$ 300,000
Chin-our Jerry Jen	220,000
Lawrence M. Gordon	220,000
Jeffery G. Hough	210,000

On the one-year anniversary date of each Agreement, the base salaries were required to be increased by at least the greater of (i) three percent (3%) or (ii)  the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.  For 2012, each of the above salaries was adjusted by the increase in the Consumer Price Index which was 3.4%.

For each year each Agreement is in effect, the Compensation Committee of the Board of Directors, with input from the Company’s Chief Executive Officer, is to determine the bonus amount for the most recently completed fiscal year and payment is to be made by March 15 of the subsequent year.  The bonus is performance based, and the performance goals are to be jointly agreed to by each officer and the Chief Executive Officer and the Board of Directors.  For the 2012 fiscal year, the target bonus for Mr. Feldman was $155,100, and the target bonus for each of the other officers was $51,700.

In addition, the Agreements provide that each officer is entitled to receive:

•	an automobile allowance of seven thousand two hundred dollars ($7,200) per year, and the Company will pay for the gasoline and maintenance in connection with such automobile; and
•	an allowance for club membership of four thousand dollars ($4,000) per year.

The Agreements provide that the Company shall pay the monthly medical and dental insurance premiums for each officer in association with Company-provided health insurance plans.  Each officer is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans.  Each officer is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment.  Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate each Agreement for cause.  Examples of “cause” include (i) willful and continued failure to substantially perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; or (iv) breach of the terms and conditions of the Agreement.  Notice of termination must be in writing and must state the reason for termination, and each officer (with his attorney) has the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, each officer would continue to receive his full salary through the date of termination.

In the event of disability, each officer will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.  Termination of employment due to the death or disability of the officer does not constitute a breach of the Agreement.

If the Company terminates the officer’s employment in breach of the terms of the Agreement, then the Company is required to pay the officer his full salary and provide the officer his benefits for a period equal to the greater of (i) the number of months then remaining on the term of the Agreement and (ii) 12 months.  In addition, all options to purchase the Company's common stock granted to the officer under the Company's option plan or otherwise would immediately become fully vested and shall terminate on such date as they would have terminated if his employment by the Company had not been terminated.

If the officer’s employment is terminated at the end of the Agreement (the “Scheduled Termination Date”) or if the officer continues as an employee after the Scheduled Termination Date and his employment is subsequently terminated by the Company for a reason other than (i) the death or disability of the officer or (ii) cause, the officer would be entitled to receive his full salary and benefits for a period of one year from the date of termination.

In the event a Change of Control occurs and the officer is either (1) not offered employment by the successor company or (2) the officer terminate employment for Good Reason (as defined in the Agreement),  then the officer would receive continuation of salary and bonus programs (average of prior 2 years bonus), and all benefits (including medical, dental and life insurance coverage and any other Company-provided benefits, including car and club allowances that the officer is receiving as of the Effective Date) for a period of twelve months following the date of termination.   The total termination benefit that would be provided to the officers is as follows:

					Total
					Termination
	Salary (1)	Bonus (2)	Equity (3)	Benefits	Benefit

Jeffery G. Hough	$ 210,000	$ 17,500	$ 24,800	$ 19,879	$ 272,179
Jerome I. Feldman	300,000	17,500	37,200	27,612	382,312
Chin-our Jerry Jen	220,000	26,250	31,000	27,507	304,757
Lawrence M. Gordon	220,000	12,500	24,800	33,492	290,792

(1)	Salary would be paid on a semi-monthly basis over a one year period.
(2)	Average of the bonus payments for 2012 and 2011.
(3)	Calculated by multiplying the underlying unvested options by the difference between the exercise prices of the underlying unvested options and the December 31, 2012 closing price ($2.16).

The foregoing is a brief description of the terms of the Agreements which, by its nature, is incomplete.  It is qualified in its entirety by the text of the respective agreements, which were filed as exhibits to a Current Report on Form 8-K, filed with the SEC on February 7, 2011 and incorporated herein by reference.   All readers of this proxy are encouraged to read the entire text of the Agreements.

New Employment Agreements

The Board of Directors of the Company approved entering into Employment Agreements (the “Agreements”) with each of the Named Executive Officers (the “Executive Officers”).  The Agreements are effective as of January 1, 2013 and each Agreement runs from January 1, 2013 through December 31, 2014 (the “Employment Period”).

Effective January 1, 2013, the base salaries for each of the following Executive Officers is as follows:

James A. Eberle	$ 322,900
Chin-our Jerry Jen	238,680
Lawrence M. Gordon	238,680
Jeffery G. Hough	228,340

In connection with the new Agreements, the cash amount of the Car Allowance ($7,200 per annum) and the Club Dues ($4,000 per annum), which were included in the old employment agreements have been eliminated and included in base salary.  Other than such reclassification, the base salaries for such Executive Officers were not increased for 2013.

The base salary will be reviewed at least annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase (but not decrease) the base salary during the Employment Period.

Mr. Feldman’s base salary for 2013 is $260,330 and his base salary for 2014 is $206,000.

For each calendar year of the Employment Period, the Messrs. Jen, Gordon and Hough will  be eligible to earn an annual bonus award (the “Bonus”) of up to 25% of base salary (Mr. Eberle up to 50%  of base salary), based upon the achievement of annual performance goals established by the Compensation Committee.

The Company shall pay the monthly medical and dental insurance premiums for each Executive Officer in association with Company-provided health insurance plans.  Each Executive Officer is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans.  Each Executive Officer is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment.  Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate each Agreement for cause.  Examples of “cause” include (i) the willful and continued failure by the Executive Officer to substantially perform his duties or obligations, after written demand for substantial performance is delivered by the Company, (ii) the willful engaging by the Executive Officer in misconduct which will have a material adverse effect on the reputation, operations, prospects or business relations of the Company, (iii) the conviction of the Executive Officer of any felony or the entry by the Executive Officer of any plea of nolo contendere in response to an indictment for a crime involving moral turpitude, (iv) the  abuse of alcohol, illegal drugs or other controlled substances which impact the Executive Officer’s performance of his duties or (v) the material breach by the Executive Officer of a material term or condition of their Agreement.

Notice of termination must be in writing and must state the reason for termination. The Executive Officer (with his attorney) will have the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, the Executive Officer shall continue to receive his full salary through the date of termination.  In the event of disability, the Executive Officer will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.

If the Company terminates the Executive Officer’s employment other than for Cause,  then the Company shall pay the Executive Officer his full salary and provide the Executive Officer his benefits for a period equal to the greater of (i) the number of months then remaining on the term of the Agreement and (ii) 12 months.  In addition, all options to purchase the Company's common stock granted to the Executive Officer under the Company's option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if his employment by the Company had not been terminated.

If an Executive Officer’s employment (other than Mr. Feldman) is terminated at the end of the Agreement (the “Scheduled Termination Date”) or if the Executive Officer (other than Mr. Feldman) continues as an employee after the Scheduled Termination Date and his employment is subsequently terminated by the Company for a reason other than (i) the death or disability of the Executive Officer or (ii) cause, the Executive Officer shall be entitled to receive his full salary and benefits for a period of one year from the date of termination.

In the event a Change of Control (as defined in the Agreement) of the Company occurs and the Executive Officer terminates his employment for Good Reason (as defined in the Agreement), then for a period of 12 months (18 months for Mr. Eberle) from the date of his termination, the Executive Officer would continue to receive salary and all benefits (including medical, dental and life insurance coverage and any other Company-provided benefits) that he is receiving as of the date the Change of Control occurs. In addition, the Executive Officer would also be entitled to receive on the date of termination an amount equal to the average of the amounts paid to him as a bonus for the two years prior to the year in which the Change of Control takes place.

The foregoing is a brief description of the terms of the Agreements which, by its nature, is incomplete.  It is qualified in its entirety by the text of the respective agreements, which were filed as exhibits to a Current Report on Form 8-K, filed with the SEC on April 23, 2013, and incorporated herein by reference.  All readers of this proxy are encouraged to read the entire text of the Agreements.

COMPENSATION OF DIRECTORS

Our Board of Directors has adopted the following guidelines for the compensation of directors:

•
Annual Retainer:  an annual retainer of $12,000 is paid to all directors who do not chair a committee and are classified as “Independent Directors” based upon the SEC and NYSE MKT criteria for Independent Directors.  The Chairman of the Board, the Chairman of the Compensation Committee and the Chairman of the Audit Committee are each paid an annual retainer of $25,000 per year.

•
Board of Committee Meeting Attendance Fees:  Independent Directors are paid $1,500 for each Board meeting attended.  Members of the Audit Committee and the Compensation Committee receive $500 for each meeting attended.

•	Stock Options: On an annual basis, each Independent Director is awarded non-qualified GSE stock options to purchase 10,000 shares of the Company’s common stock, pursuant to the Company’s Plan.

The table below summarizes the compensation paid by the Company to Directors who are not included in the Executive Summary Compensation Table above.

2012 DIRECTOR COMPENSATION

	Fees earned
	or Paid in	Option
	Cash	Awards (1)	Total

Jerome I. Feldman	$ 25,000	$ -	$ 25,000
Sheldon L. Glashow	20,000	13,438	33,438
Roger L. Hagengruber	21,500	13,438	34,938
Joseph W. Lewis	34,500	13,438	47,938
Christopher D. Sorrells	18,500	13,438	31,938
Jane Bryant Quinn	29,000	13,438	42,438
O. Lee Tawes, III	22,500	13,438	35,938

(1)
The amounts in this column reflect the aggregate grant date fair value of each stock option award, as computed in accordance with generally accepted accounting principles, assuming no forfeitures, for awards granted pursuant to the Company’s 1995 Long-Term Incentive Plan.  Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Sorrells, Ms. Quinn (Chairman) and Mr. Tawes.  No member of the Compensation Committee has served as a Company officer or employee at any time.  None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the Board of Directors of any other company that has an executive officer serving as a member of our Compensation Committee.

PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS

Proposal 1: Election Of Directors

Currently there are eight directors serving on the Board.  The Board is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible.  The stockholders elect at least one class of directors annually. Each class generally serves for a period of three years, although a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal.

The terms of James A. Eberle, Jerome I. Feldman and Christopher D. Sorrells will expire at the 2013 Annual Meeting. These directors have been nominated by the Company’s Nominating Committee to stand for reelection at the meeting to hold office until the 2016 Annual Meeting and until their successors are elected and qualified. Biographical information, including professional background and business-related experience, for each of the nominees and incumbent directors is contained in the section captioned “Information About Executive Officers and Directors.”

The proxies solicited hereby, unless directed to the contrary, will be voted for election of the nominees. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve, but if either occurs proxies may be voted for such substituted nominee or nominees as the board, in its discretion, may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
JAMES A. EBERLE, JEROME I. FELDMAN AND CHRISTOPHER D. SORRELLS

Proposal 2: Non-Binding Resolution To Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14A of the Securities Exchange Act, as amended (the “Exchange Act”), we are providing stockholders the chance to approve, in a non-binding vote, the Company’s executive compensation as reported in this Proxy Statement.  We are providing stockholders with this opportunity on an annual basis pursuant to the recommendation of Shareholders at the 2011 Annual Meeting that the Company hold a “say on pay” vote every year.

Our executive compensation programs are designed to support the Company’s long-term success.  As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, retain and reward talented and productive executive officers and other employees who can contribute (both short and long-term) to the success of the Company;

•	provide incentives for executive officers for superior performance; and

•	to align compensation and interests of the executive officers with those of the Company and reward executive officers according to their contribution to the Company’s success.

We urge stockholders to read the “Compensation Discussion and Analysis” set forth in this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation philosophy and objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following non-binding resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders of GSE Systems, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement at the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SET FORTH IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND THE RELATED COMPENSATION TABLES AND NARRATIVE IN THE PROXY STATEMENT, AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED.

Proposal 3:  Ratification Of Appointment Of Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, and subject to stockholder approval, the Board has appointed the firm of KPMG LLP as independent registered public accountants of the Company for the current fiscal year. The Board has been advised by KPMG LLP that neither the firm nor any member of the firm has a direct or indirect financial interest in the Company or its subsidiaries.

KPMG LLP has been the Company’s independent registered public accountants since March 17, 2000.

A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions from stockholders.

For a description of the Audit Committee’s pre-approval policies and procedures pursuant to 17 CFR 210.2-01(c)(7)(i), see the section captioned “Audit Committee Pre-Approval of Audit and Non-Audit Services.”

Ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. The stockholder’s ratification of the appointment of KPMG LLP will not impact the Audit Committee’s responsibility pursuant to its charter to appoint, replace and discharge the independent auditors. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors may reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Other Business

As of the date of this proxy statement, the Company does not know of any matters that will be presented for action at the annual meeting other than those expressly set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment. In addition, if (i) any of the persons named to serve as directors are unable to serve or for good cause will not serve and the Board of Directors designates a substitute nominee or (ii) any stockholder proposal, which is not in this proxy statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or (iii) if any matters concerning the conduct of the meeting are presented for action, then stockholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his discretion.

By Order of the Board of Directors

Jeffery G. Hough
Secretary
Sykesville, Maryland

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 James A. Eberle   02 Jerome I. Feldman   03 Christopher D. Sorrells

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion as to such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

GSE SYSTEMS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on June 11, 2013

The undersigned hereby constitutes and appoints **Jeffery G. Hough** and/or **James A. Eberle**, or either of them, as attorneys and proxies with full power of substitution, to attend and vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of GSE Systems, Inc. (the "Company") to be held at the Company's headquarters at 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784 at 11:00 a.m. local time, on June 11, 2013 and at any and all adjournments or postponements of the meeting, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs said attorneys and proxies to vote as follows with respect to the matters described in the accompanying proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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